Contact:
Euronet Worldwide, Inc.
Stephanie Taylor
+1-913-327-4200

Euronet Worldwide Reports Fourth Quarter and Full Year 2012 Financial Results

LEAWOOD, KANSAS, USA - February 12, 2013 - Euronet Worldwide, Inc. ("Euronet" or the "Company") (NASDAQ: EEFT), a leading electronic payments provider, reports fourth quarter and full year 2012 financial results.

Euronet reports the following consolidated results for the full year 2012 compared with the same period of 2011:

•	Revenues of $1,267.6 million, a 9% increase from $1,161.3 million (15% increase on a constant currency(1) basis).

•	Operating income of $58.0 million, a 27% decrease from $79.1 million (28% decrease on a constant currency basis).

•	Adjusted operating income(2) of $86.7 million, a 10% increase from $79.0 million (17% increase on a constant currency basis).

•	Adjusted EBITDA(3) of $162.8 million, an 8% increase from $150.2 million (15% increase on a constant currency basis).

•	Net earnings attributable to Euronet of $20.5 million or $0.40 diluted earnings per share, a 44% decrease from $36.9 million or $0.71 diluted earnings per share.

•	Adjusted cash earnings per share(4) of $1.57, a 6% increase from $1.48, including a one-time tax charge of three cents per share related to the repurchase of the Company's convertible bonds.

•	Transactions of 2,300 million, a 13% increase from 2,031 million.

Euronet reports the following consolidated results for the fourth quarter 2012 compared with the same period of 2011:

•	Revenues of $351.2 million, a 10% increase from $319.4 million (12% increase on a constant currency basis).

•	Operating loss of $1.9 million, a 108% decrease from operating income of $23.0 million (127% decrease on a constant currency basis).

•	Adjusted operating income of $26.8 million, a 17% increase from $23.0 million (18% increase on a constant currency basis).

•	Adjusted EBITDA of $45.8 million, a 10% increase from $41.7 million (11% increase on a constant currency basis).

•	Net loss attributable to Euronet of $13.0 million or $0.26 diluted loss per share, compared with net income of $10.9 million or $0.21 diluted earnings per share.

•
Adjusted cash earnings per share of $0.44, a 4% decrease from $0.46. Adjusted cash earnings per share would have been $0.47, a 2% increase, if not for a one-time tax charge of three cents per share related to the repurchase of the Company's convertible bonds.

•	Transactions of 604 million, a 10% increase from 550 million.

See the reconciliation of non-GAAP items in the attached financial schedules.

"I am pleased we delivered record annual adjusted cash earnings per share," stated Michael J. Brown, Euronet's Chairman and Chief Executive Officer. "This earnings growth was the result of our continued focus on new products and markets together with effective execution across most of our business."

"Our EFT and Money Transfer Segments finished the year with strong 55% and 67% fourth quarter constant currency operating income growth, respectively," continued Mr. Brown. "And, while we still face challenges in some of our epay markets, we are starting to see benefits from the non-mobile content and value added services we introduced during the year. We look forward to the second quarter 2013 when we expect epay to stabilize."

In the fourth quarter 2012, the Company completed its annual goodwill impairment testing and recorded a non-cash goodwill and acquired intangible asset impairment charge of $28.7 million related to the Company's epay Brazil business. While the Company continues to introduce additional electronic payment products into the Brazilian market, the financial contribution of these products has not replaced the loss of earnings resulting from the continued impact of changes in distribution strategies of certain mobile operators in Brazil.

Segment and Other Results
The EFT Processing Segment reports the following results for the full year 2012 compared with the same period of 2011:

•	Revenues of $237.9 million, a 19% increase from $199.3 million (32% increase on a constant currency basis).

•	Operating income of $44.4 million, a 34% increase from $33.2 million (46% increase on a constant currency basis).

•	Adjusted operating income of $44.4 million, a 35% increase from $32.9 million (47% increase on a constant currency basis).

•	Adjusted EBITDA of $69.7 million, a 29% increase from $54.0 million (41% increase on a constant currency basis).

•	Transactions of 1,156 million, a 23% increase from 943 million.

•	Operated 17,600 ATMs as of December 31, 2012, a 24% increase from 14,224 ATMs as of December 31, 2011.

The EFT Processing Segment reports the following results for the fourth quarter 2012 compared with the same period of 2011:

•	Revenues of $64.8 million, a 19% increase from $54.3 million (22% increase on a constant currency basis).

•	Operating income of $13.6 million, a 53% increase from $8.9 million (55% increase on a constant currency basis).

•	Adjusted EBITDA of $20.2 million, a 38% increase from $14.6 million (40% increase on a constant currency basis).

•	Transactions of 297 million, a 16% increase from 257 million.

Revenue, operating income and Adjusted EBITDA expansion in the fourth quarter and full year 2012 is largely attributable to a 24% increase in ATMs under management, growth of value added services and increased demand for software products.

Transaction growth of 23% for the full year and 16% for the fourth quarter was driven by ATM expansion in India, Poland and Romania, together with further development of the European cross-border acquiring business. Revenue growth outpaced transaction growth due to a shift towards higher priced transactions. ATM growth was largely attributable to brown label ATM deployments in India and the cash4you acquisition in Poland completed late in the fourth quarter 2011. The deployment of brown label ATMs in India contributed to fourth quarter earnings growth, but negatively impacted full year results due to the ramp-up of transactions on these new ATMs.

The epay Segment reports the following results for the full year 2012 compared with the same period for 2011:

•	Revenues of $714.2 million, a 5% increase from $677.1 million (10% increase on a constant currency basis).

•	Operating income of $19.6 million, a 65% decrease from $56.8 million (76% decrease on a constant currency basis).

•	Adjusted operating income of $48.3 million, a 15% decrease from $57.0 million (14% decrease on a constant currency basis).

•	Adjusted EBITDA of $68.1 million, a 10% decrease from $75.5 million (7% decrease on a constant currency basis).

•	Transactions of 1,113 million, a 5% increase from 1,064 million.

•	Point of sale ("POS") terminals of approximately 680,000 as of December 31, 2012, an 11% increase from approximately 615,000 as of December 31, 2011.

•	Retailer locations of approximately 339,000 as of December 31, 2012, an 16% increase from approximately 293,000 as of December 31, 2011.

The epay Segment reports the following results for the fourth quarter 2012 compared with the same period of 2011:

•	Revenues of $199.5 million, a 4% increase from $191.2 million (6% increase on a constant currency basis).

•	Operating loss of $13.8 million compared with operating income of $16.9 million.

•	Adjusted operating income of $14.9 million, a 12% decrease from $16.9 million (11% decrease on a constant currency basis).

•	Adjusted EBITDA of $19.4 million, a 12% decrease from $22.1 million (11% decrease on a constant currency basis).

•	Transactions of 298 million, a 4% increase from 286 million.

Full year revenue growth versus the prior year was largely due to the September 2011 acquisition of cadooz. Revenue increases in the fourth quarter 2012 compared with the prior year were from continued demand for non-mobile products in Germany and prepaid mobile sales in the U.S. Adjusted operating income and Adjusted EBITDA declines for both the full year and fourth quarter were primarily focused in Brazil, Spain and Australia, partially offset by increases in Germany and the U.S.

Transaction growth of 5% and 4% for the full year and fourth quarter 2012, respectively, was driven by volume increases in the U.S., Germany, India and France. These volume increases were partially offset by declines in Spain, Australia and Brazil.

The Money Transfer Segment reports the following results for the full year 2012 compared with the same period for 2011:

•	Revenues of $316.1 million, an 11% increase from $285.3 million (15% increase on a constant currency basis).

•	Operating income of $24.6 million, a 44% increase from $17.1 million (50% increase on a constant currency basis).

•	Adjusted EBITDA of $43.4 million, a 16% increase from $37.5 million (20% increase on a constant currency basis).

•	Total transactions of 30.7 million, a 25% increase from 24.5 million.

•	Network locations of approximately 177,000 as of December 31, 2012, a 21% increase from approximately 146,000 as of December 31, 2011.

The Money Transfer Segment reports the following results for the fourth quarter 2012 compared with the same period of 2011:

•	Revenues of $87.2 million, an 18% increase from $74.0 million (19% increase on a constant currency basis).

•	Operating income of $7.4 million, a 64% increase from $4.5 million (67% increase on a constant currency basis).

•	Adjusted EBITDA of $12.2 million, a 30% increase from $9.4 million (31% increase on a constant currency basis).

•	Total transactions of 8.6 million, a 28% increase from 6.7 million.

Revenue, operating income and Adjusted EBITDA expansion was driven by total transaction growth of 25% and 28% for the full year and fourth quarter, respectively. The strong growth resulted from Ria's continued focus on network expansion, which increased 21% over the prior year, together with additional transactions generated within existing markets.

For the full year, the number of money transfers increased 15%, including 18% from the U.S. and 10% from markets outside of the U.S. For the fourth quarter, money transfers increased 20%, including 26% from the U.S. and 13% from non-U.S. markets. Transfers from the U.S. to Mexico grew 19% and 28% for the full year and fourth quarter, respectively, with the fourth quarter representing the strongest quarterly growth in 2012. Non-money transfers increased 83% and 63% for the full year and fourth quarter, respectively.

Corporate and Other reports $30.6 million of expense for 2012 compared with $28.0 million for 2011. Fourth quarter 2012 Corporate expense was $9.1 million compared with $7.3 million for the fourth quarter 2011. The increase in Corporate expense is primarily attributable to long and short-term incentive compensation expense related to improved Company results.

Balance Sheet and Financial Position
Unrestricted cash on hand was $191.2 million as of December 31, 2012, compared to $191.8 million as of September 30, 2012. Total indebtedness was $301.3 million as of December 31, 2012, compared to $261.6 million as of September 30, 2012. Total debt increased as a result of borrowings to fund the repurchase of shares from DST Systems, Inc. and the acquisition of ezi-pay in New Zealand, partly offset by repayments of debt made using cash flows generated from operations.

Guidance
The Company currently expects adjusted cash earnings per share for the first quarter 2013 to be approximately $0.37, assuming foreign currency exchange rates remain stable through the end of the quarter.

Non-GAAP Measures
In addition to the results presented in accordance with U.S. GAAP, the Company presents non-GAAP financial measures, such as constant currency financial measures, adjusted operating income, adjusted EBITDA and adjusted cash earnings per share. These measures should be used in addition to, and not a substitute for, net income, operating income and earnings per share computed in accordance with U.S. GAAP. We believe that these non-GAAP measures provide useful information to investors regarding the Company's performance and overall results of operations. These non-GAAP measures are also an integral part of the Company's internal reporting and performance assessment for executives and senior management. The non-GAAP measures used by the Company may not be comparable to similarly titled non-GAAP measures used by other companies. The attached schedules provide a full reconciliation of these non-GAAP financial measures to their most directly comparable U.S. GAAP financial measure.

(1) Constant currency measures are computed as if foreign currency exchange rates did not change from the prior period. This information is provided to illustrate the impact of changes in foreign currency exchange rates on the Company's results when compared to the prior period.

(2)Adjusted operating income is defined as operating income excluding goodwill and acquired intangible asset impairment charges, changes in the value of acquisition contingent consideration and non-recurring items that are considered expenses under U.S. GAAP.

(3)Adjusted EBITDA is defined as net income excluding income tax expense, depreciation, amortization, share-based compensation expenses and other non-operating or non-recurring items that are considered expenses under U.S. GAAP.

(4) Adjusted cash earnings per share is defined as diluted U.S. GAAP earnings per share excluding the tax-effected impacts of: a) foreign exchange gains or losses, b) goodwill and acquired intangible asset impairment charges, c) gains or losses from the early retirement of debt, d) share-based compensation, e) acquired intangible asset amortization, f) non-cash interest expense, g) non-cash income tax expense, and h) other non-operating or non-recurring items. Adjusted cash earnings per share includes shares potentially issuable in settlement of convertible bonds or other obligations, if the assumed issuances are dilutive to adjusted cash earnings per share. Adjusted cash earnings per share represents a performance measure and is not intended to represent a liquidity measure.

Conference Call and Slide Presentation
Euronet Worldwide will host an analyst conference call on February 13, 2013, at 9:00 a.m. Eastern Time to discuss these results. To listen to the call via telephone, dial 877-303-6313 (USA) or +1-631-813-4734 (non-USA). The conference call will also be available via webcast at http://ir.euronetworldwide.com. Participants should go to the website at least five minutes prior to the scheduled start time of the event to register. A slideshow will be included in the webcast.

A webcast replay will be available beginning approximately one hour after the event at http://ir.euronetworldwide.com and will remain available for one year.

About Euronet Worldwide, Inc.
Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The Company offers payment and transaction processing solutions to financial institutions, retailers, service providers and individual consumers. These services include comprehensive ATM, POS and card outsourcing services, card issuing and merchant acquiring services, software solutions, consumer money transfer and bill payment services, and electronic distribution for prepaid mobile phone time and other prepaid products.

Euronet's global payment network is extensive - including 17,600 ATMs, approximately 67,000 EFT POS terminals and a growing portfolio of outsourced debit and credit card services which are under management in 38 countries; card software solutions; a prepaid processing network of approximately 680,000 POS terminals at approximately 339,000 retailer locations in 30 countries; and a consumer-to-consumer money transfer network of approximately 177,000 locations serving 133 countries. With corporate headquarters in Leawood, Kansas, USA, and 49 worldwide offices, Euronet serves clients in approximately 150 countries. For more information, please visit the Company's website at www.euronetworldwide.com.

Statements contained in this news release that concern Euronet's or its management's intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: conditions in world financial markets and general economic conditions, including economic conditions in specific countries or regions; technological developments affecting the market for the Company's products and services; the ability of the Company to successfully introduce new products; foreign currency exchange rate fluctuations; the effects of any potential future computer security breaches; the Company's ability to renew existing contracts at profitable rates; changes in fees payable for transactions performed for cards bearing international logos or over switching networks such as card transactions on ATMs; changes in the Company's relationship with, or in fees charged by, the Company's business partners; competition; the outcome of claims and other loss contingencies affecting the Company; and changes in laws and regulations affecting the Company's business, including immigration laws. These risks and other risks are described in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained via the SEC's Edgar website or by contacting the Company or the SEC. Any forward-looking statements made in this release speak only as of the date of this release. Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. The Company regularly posts important information to the investor relations section of its website.

EURONET WORLDWIDE, INC.
Consolidated Statements of Operations
(unaudited - in millions, except share and per share data)

	Year Ended		Three Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

Revenues	$1,267.6	$1,161.3	$351.2	$319.4

Operating expenses:
Direct operating costs	812.1	740.7	225.1	203.9
Salaries and benefits	184.2	168.6	49.4	44.4
Selling, general and administrative	120.4	112.5	33.9	32.2
Impairment of goodwill and acquired intangible assets	28.7	—	28.7	—
Depreciation and amortization	64.2	60.4	16.0	15.9
Total operating expenses	1,209.6	1,082.2	353.1	296.4
Operating income (loss)	58.0	79.1	(1.9)	23.0

Other income (expense):
Interest income	4.0	5.7	0.5	1.4
Interest expense	(19.5)	(21.5)	(3.0)	(5.8)
Income from unconsolidated affiliates	0.9	1.9	0.1	0.4
Other gains, net	4.1	1.0	—	—
Loss on early retirement of debt	—	(1.9)	—	—
Foreign exchange (loss) gain, net	(0.2)	(1.6)	1.1	(2.7)
Total expense, net	(10.7)	(16.4)	(1.3)	(6.7)
Income (loss) before income taxes	47.3	62.7	(3.2)	16.3

Income tax expense	(27.0)	(24.7)	(9.6)	(5.3)

Net income (loss)	20.3	38.0	(12.8)	11.0
Net loss (income) attributable to noncontrolling interests	0.2	(1.1)	(0.2)	(0.1)
Net income (loss) attributable to Euronet Worldwide, Inc.	$20.5	$36.9	$(13.0)	$10.9

Earnings (loss) per share attributable to Euronet
Worldwide, Inc. stockholders - diluted
Earnings (loss) per share	$0.40	$0.71	$(0.26)	$0.21

Diluted weighted average shares outstanding	51,412,510	51,729,513	50,002,236	51,185,879

EURONET WORLDWIDE, INC.
Condensed Consolidated Balance Sheets
(in millions)

	As of
	December 31,	As of
	2012	December 31,
	(unaudited)	2011

ASSETS
Current assets:
Cash and cash equivalents	$191.2	$170.7
Restricted cash	81.9	73.3
Inventory - PINs and other	101.2	98.8
Trade accounts receivable, net	370.8	349.5
Other current assets, net	68.1	61.7

Total current assets	813.2	754.0

Property and equipment, net	115.5	102.9
Goodwill and acquired intangible assets, net	565.2	588.5
Other assets, net	57.6	60.9

Total assets	$1,551.5	$1,506.3

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and other current liabilities	$686.7	$601.6
Short-term debt obligations	10.0	172.9

Total current liabilities	696.7	774.5

Debt obligations, net of current portion	286.7	161.7
Capital lease obligations, net of current portion	4.6	4.2
Deferred income taxes	22.0	26.0
Other long-term liabilities	14.9	13.2

Total liabilities	1,024.9	979.6

Equity	526.6	526.7

Total liabilities and equity	$1,551.5	$1,506.3

EURONET WORLDWIDE, INC.
Reconciliation of Net Income (Loss) to Adjusted EBITDA and Operating Income (Expense) to Adjusted Operating Income (Expense)
(unaudited - in millions)

	Year ended December 31, 2012

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$20.3

Add: Income tax expense					27.0
Add: Total other expense, net					10.7

Operating income (expense)	$44.4	$19.6	$24.6	$(30.6)	58.0

Add: Impairment charges	—	28.7	—	—	28.7

Adjusted operating income (expense)(1)	44.4	48.3	24.6	(30.6)	86.7

Add: Depreciation and amortization	25.3	19.7	18.8	0.4	64.2
Add: Share-based compensation	—	0.1	—	11.8	11.9

Earnings (expense) before interest, taxes, depreciation, amortization, share-based compensation and other non-operating and non-recurring items (Adjusted EBITDA) (1)	$69.7	$68.1	$43.4	$(18.4)	$162.8

	Year ended December 31, 2011

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$38.0

Add: Income tax expense					24.7
Add: Total other expense, net					16.4

Operating income (expense)	$33.2	$56.8	$17.1	$(28.0)	79.1

Adjust: Change in fair value of acquisition contingent consideration	(0.3)	0.2	—	—	(0.1)

Adjusted operating income (expense)	32.9	57.0	17.1	(28.0)	79.0

Add: Depreciation and amortization	21.1	18.5	20.4	0.4	60.4
Add: Share-based compensation	—	—	—	10.8	10.8

Earnings (expense) before interest, taxes, depreciation, amortization, share-based compensation and other non-operating and non-recurring items (Adjusted EBITDA) (1)	$54.0	$75.5	$37.5	$(16.8)	$150.2

(1) Adjusted EBITDA and adjusted operating income (expense) are non-GAAP measures that should be considered in addition to, and not a substitute for, net income (loss) and operating income (expense) computed in accordance with U.S. GAAP.

EURONET WORLDWIDE, INC.
Reconciliation of Net Income (Loss) to Adjusted EBITDA and Operating Income (Loss) to Adjusted Operating Income (Expense)
(unaudited - in millions)

	Three months ended December 31, 2012

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net loss					$(12.8)

Add: Income tax expense					9.6
Add: Total other expense, net					1.3

Operating income (loss)	$13.6	$(13.8)	$7.4	$(9.1)	(1.9)

Add: Impairment charges	—	28.7	—	—	28.7

Adjusted operating income (expense)	13.6	14.9	7.4	(9.1)	26.8

Add: Depreciation and amortization	6.6	4.5	4.8	0.1	16.0
Add: Share-based compensation	—	—	—	3.0	3.0

Earnings (expense) before interest, taxes, depreciation, amortization, share-based compensation and other non-operating and non-recurring items (Adjusted EBITDA) (1)	$20.2	$19.4	$12.2	$(6.0)	$45.8

	Three months ended December 31, 2011

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$11.0

Add: Income tax expense					5.3
Add: Total other expense, net					6.7

Operating income (expense)	$8.9	$16.9	$4.5	$(7.3)	23.0

Add: Depreciation and amortization	5.7	5.2	4.9	0.1	15.9
Add: Share-based compensation	—	—	—	2.8	2.8

Earnings (expense) before interest, taxes, depreciation, amortization, share-based compensation and other non-operating and non-recurring items (Adjusted EBITDA) (1)	$14.6	$22.1	$9.4	$(4.4)	$41.7

(1) Adjusted EBITDA and adjusted operating income (expense) are non-GAAP measures that should be considered in addition to, and not a substitute for, net income (loss) and operating income (expense) computed in accordance with U.S. GAAP.

EURONET WORLDWIDE, INC.
Reconciliation of Adjusted Cash Earnings per Share
(unaudited - in millions, except share and per share data)

	Year Ended		Three Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

Net income (loss) attributable to Euronet Worldwide, Inc.	$20.5	$36.9	$(13.0)	$10.9
3.5% convertible debt interest and amortization of issuance costs, net of tax(1)	5.1	—	0.3	3.5
Earnings (loss) applicable for common shareholders -- cash earnings per share	25.6	36.9	(12.7)	14.4

Foreign exchange loss (gain), net of tax	0.1	1.4	(1.1)	2.7
Intangible asset amortization, net of tax	18.0	17.8	4.2	4.7
Share-based compensation, net of tax	11.0	10.2	2.7	2.6
Impairment of goodwill and acquired intangible assets, net of tax	27.0	—	27.0	—
Non-cash 3.5% convertible debt accretion interest, net of tax	6.3	7.6	0.3	—
Change in fair value of acquisition contingent consideration	—	(0.1)	—	—
Other gains, net	(4.4)	(1.0)	—	—
Loss on early debt retirement, net of tax	—	1.9	—	—
Non-cash GAAP tax expense	3.7	2.6	2.5	1.1

Adjusted cash earnings(2)	$87.3	$77.3	$22.9	$25.5

Adjusted cash earnings per share - diluted(2)	$1.57	$1.48	$0.44	$0.46

Diluted weighted average shares outstanding	51,412,510	51,729,513	50,002,236	51,185,879

Incremental shares from assumed conversion of stock options and restricted stock	—	—	951,782	—
Effect of assumed conversion of convertible debentures(1)	3,362,774	—	764,655	4,235,136
Effect of unrecognized share-based compensation on diluted shares outstanding	760,055	596,625	757,544	564,378
Adjusted diluted weighted average shares outstanding	55,535,339	52,326,138	52,476,217	55,985,393

(1) As required by U.S. GAAP, the interest cost and amortization of the convertible debt issuance cost are excluded from income for the purpose of calculating diluted earnings per share for any period when the convertible debentures, if converted, would be dilutive to earnings per share. Although the assumed conversion of the convertible debentures was not dilutive to the Company's GAAP earnings for the periods presented, it was dilutive to the Company's adjusted cash earnings per share for the three and twelve month periods ended December 31, 2012 and the three months ended December 31, 2011. Accordingly, the interest cost and amortization of the convertible debt issuance cost are excluded from income and the convertible shares are treated as if all were outstanding for the period.

(2) Adjusted cash earnings and adjusted cash earnings per share are non-GAAP measures that should be considered in addition to, and not as a substitute for, net income (loss) and earnings (loss) per share computed in accordance with U.S. GAAP.